EXHIBIT 107

Calculation of Filing Fee Tables

424B7

(Form Type)

Hess Midstream LP

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee(4)

Fees to Be Paid	Equity	Class A Shares Representing Limited Partner Interests	Rule 457(c)	11,500,000	$33.32	$383,180,000	0.00014760	$56,557.37

Fees Previously Paid	—	—	—	—	—	—	—	—

	Total Offering Amounts					$383,180,000		$56,557.37

	Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$56,557.37

(1)

Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), the registrant’s registration statement on Form S-3ASR, filed with the Securities and Exchange Commission on February 27, 2023 (Registration No. 333-270028) (the “Registration Statement”), also covers any additional common shares which become issuable in connection with any stock dividend, stock split, recapitalization or other similar transactions with respect to the securities being registered pursuant to that registration statement.

(2)	Includes 1,500,000 shares of Class A Shares that the underwriters have an option to purchase.
(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act and based on the average of the high and low sales prices as reported by the New York Stock Exchange on February 6, 2024.

(4)

In connection with the registration of the Class A Shares, a registration fee of $56,557.37 was calculated in accordance with Rule 456(b) and Rule 457(r) under the Securities Act. This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in the Registration Statement with respect to the securities offered hereby.